Exhibit 10(e)




December 15, 1993


                                     JAMONT


Mr. Ronald L. Singer
9 Glen Avon Drive
Riverside, Connecticut 06878

Dear Ron:

This letter confirms our understanding with respect to your responsibilities as head of Jamont N.V. (Jamont).

1. Effective June 12, 1990, you were elected Chief Executive Officer of Jamont. In this capacity, you report to the Board of Directors of Jamont and carry out all responsibilities delegated to you by this Board with respect to managing Jamont. You will have your principal office in Brussels and an office will be made available to you in Norwalk, Connecticut. In carrying out your responsibilities to the Board, you will keep the Chairman of the Board and the Chairman of the Jamont Holdings N.V. Board briefed on major activities and developments. Your broad goals and objectives shall be those contained in the approved Strategic Plan of December, 1992 and modifications thereof as directed by the Boards.

2. This Agreement is in effect until 6/11/95. Your base compensation for 1993 will be $400,000 as set by the Jamont Compensation Committee in December, 1992. Your base salary will be increased to $500,000 on 1/1/94 and will be subject to annual review by the Compensation Committee and the Board. You will receive a 1993 calendar year annual incentive bonus (target 50%) that reflects your personal performance, the business results of Jamont, and equitable total compensation for CEOs of similar European companies. Your award will be determined by the Compensation Committee and approved by the Board. In 1994, your variable compensation will be based upon Jamont business ROE and a plan developed by Jamont. You will remain a James River employee, be paid by James River, and will be entitled to all James River benefits accorded James River officers. Further, after signing this Agreement, you will be awarded 50,000 Jamont options to add to the 100,000 you already have. The option price shall be the fair market value at the time of the award (according to the Stock Option Plans).

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     By separate agreement, Jamont reimburses James River for your salary and incentive pay, the cost of your other employee benefits, your travel, entertainment, and living expenses as well as any severance costs in this Agreement. Jamont pays directly or reimburses you for certain costs such as your automobile. James River will bear the cost of providing for your Norwalk office.

3. An apartment suitable for your position is provided and paid for by the Company. The lease arrangement shall contain a diplomatic release clause and to the extent there is residual liability upon termination or reassignment, the Company will retain liability. Should it become necessary to move from your current apartment at 37a Avenue deObservatoire for any reason, Jamont shall reimburse you for the cost of a comparable alternative apartment.

     Jamont provides a company car for your use appropriate to your position.

4. Because of the nature of your assignment, travel and time away from home, you are encouraged to have your immediate family (son and wife) visit you as often as makes sense considering school schedules and other commitments. The Company will pay the cost of such family visits following James River travel policy guidelines.

5. You are paid by James River in the United States, your center of economic interest. If, in any calendar year, as a result of your activities in Europe, there is an increase in foreign or United States income taxes so that you must pay more total income taxes than if your compensation had only been subject to United States income tax, an amount equal to the increased taxes will be paid to you by James River with an appropriate "gross up" to compensate you for the income taxes incurred on the payment. This is consistent with the "tax equalization" method used to compensate other James River American expatriates. This obligation to "tax equalize" for any increase in taxes above U.S. levels extends back to 1990 when you began working for Jamont and continues for the entire period of this contract. Should foreign tax authorities be successful in collecting back taxes for any prior year, even if tax action is taken after the contract expires, the cost of such taxes plus any cost of tax preparation and dealing with tax authorities will be born by the Company consistent with the James River expatriate policy. Jamont shall reimburse.

     To the extent that personal expenditures are made in Belgium, the James River expatriate policy relative to cost-of-living shall apply.

6. If Jamont terminates your employment before June 11, 1995, for reasons other than Cause (as defined below), and you are not offered or do not choose to accept alternative employment with James River, you will receive compensation continuation for two years after your employment terminates. This compensation continuation will be guaranteed by James River. During that two-year period, you will receive compensation continuation, paid on a monthly basis, equal to your average cash compensation for the prior two years divided by twelve.

     Your eligibility to receive any of the severance payments or benefits under this Agreement is contingent upon your not becoming associated, whether as an employee, officer, director, owner (other than owning less than 5% of the stock of a publicly traded company), consultant or agent, with any entity in competition with James River or its affiliates, including Jamont, during the period for which you are eligible to receive severance under this Agreement. In the event you violate this condition for receipt of your severance, all severance payments and benefits received while under this Agreement shall cease immediately and any payments or benefits received while the condition was being violated shall be returned to James River.

     "Competition" as used in this provision shall mean directly or indirectly engaging in any business activities within any state of the Continental United States that are in competition with the business of James River Corporation of Virginia or any of its subsidiaries in those states, or directly or indirectly engaging in any business activities within the countries of Great Britain, Ireland, France, Spain, Belgium, Luxembourg, Netherlands, Denmark, Norway, Finland, Italy, Greece, Turkey, Germany, Switzerland, Austria, Sweden, or any other country in which Jamont is doing business at the time of your termination of employment, that are in competition with the business of Jamont in those countries. You acknowledge that James River and Jamont engage in their businesses and sell their products throughout the above-listed areas.

     If you obtain employment with a non-competitor during the two-year compensation continuation period, the payments will not be affected. You shall cease to be considered an active employee of James River as of the date of your termination of employment by James River, although your health and insurance benefits shall continue to the end of the period of compensation continuation or until you are provided such benefits by a new employer. If you receive compensation payments under this Agreement, the payments under this Agreement will be made in lieu of any other salary continuation benefits provided by James River or Jamont. During the period of severance, current life and medical insurance benefits will be provided by the Company.

     If you employment is terminated for reasons of than cause, the Company will pay to transport your personal property and household effects back to the U.S. and allow you to purchase your Company car at the wholesale market value.

     For the purposes of this Agreement, the term "Cause" means (i) you have willfully and deliberately neglected the duties of the position assigned to you by Jamont, or (ii) you have engaged in gross misconduct as determined by the Jamont Board. If your employment terminates for any reason other than termination by Jamont or James River without Cause (such as termination by reason of your death, retirement, or voluntary termination), the salary continuation provisions of this Agreement shall not apply.

     If your service with James River or Jamont is terminated, you agree not to use or disclose any secret or confidential information, data or trade secrets or technology or business strategies of James River as set forth in the James River Confidentiality document which you have signed.

7. In other respects, during your employment with James River, you shall be entitled to receive employee benefits according to the terms of James River's employee benefit policies and plans in effect from time to time, and you shall comply with all requirements of James River in carrying out your responsibilities.

8. All payments and benefits under this Agreement shall be made subject to income tax, payroll tax and other required tax withholdings.

9. The Agreement shall be administered and interpreted by the Compensation Committee of the Board of Directors of Jamont.

10. Your right to receive benefits under this Agreement does not give you any proprietary interest in James River or Jamont or any of its assets. You shall, for all purposes, be a general creditor of James River and Jamont. Your interest under this Agreement cannot be anticipated, sold, encumbered or pledged and shall not be subject to the claims of your creditors. This Agreement does not prevent James River or Jamont from terminating your employment.

Please signify your acceptance of the terms of this Letter of Agreement by executing the enclosed copy of this letter below and returning it to R.C. Williams.

                              Sincerely,



                              /s/Robert C. Williams
                              Robert C. Williams
                              Chairman, Jamont and
                              Chief Executive Officer
                              James River Corporation
                              Chairman of the Compensation Committee

Agreed to:



/s/Ronald L. Singer      9/2/93    /s/FitzGerald Bemiss     12/15/93
Ronald L. Singer                   FitzGerald Bemiss
                                   Member, Compensation Committee, Jamont



/s/Sergio Cragnotti                /s/Marcel Kilfiger       12/15/93
Sergio Cragnotti                   Marcel Kilfiger
Director and Member                Director and Member
Compensation Committee, Jamont     Compensation Committee, Jamont